Exhibit 10.01

PureDepth, Inc.
Amendment No. 2 to Employment Agreement Andv Wood

PureDepth, Inc. (the "Company") and Andy Wood ("Employee") are entering into this Amendment No. 2 (the "Second Amendment") to the Employment Agreement made effective as of August 27, 2008 (the "Initial Agreement"), this 3rd of March 2010.

WHEREAS, the Board of Directors of the Company and Employee have reviewed the scope of Employee's anticipated role in 2010 determined that it is in the best interests of the Company and Employee to modify certain expectations and obligations of Employee, as provided below;

WHEREAS, the Board of Directors and Company intend to review the terms of Employee's employment agreement from time to time, and may agree upon further adjustments as appropriate to reflect the nature of Employee's position;

THEREFORE, the parties agree that the following terms will be effective as of March 1, 2010:

1.             Definitions. Except as otherwise defined herein, all capitalized terms shall have the meaning set forth in the Agreement.

2.             Employment Commitment. Section 1 of the Initial Agreement is hereby amended and restated in full to read as follows:

Employment. Company hereby employs Employee, and Employee hereby accepts employment upon the terms and conditions set forth herein. Employee's full-time employment with the Company as its Chief Executive Officer (CEO) will commence on September 8, 2008 ("Employment Date"). Beginning March 1, 2010, Employee will be expected to devote at least ten full business days per month to Company business

3.             Duties. Section 2.2 of the Initial Agreement is hereby amended and restated in full to read as follows, effective March 1, 2010:

Best Efforts. Employee will expend Employee's best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances. In fulfilling his responsibilities to the Company, it is anticipated that Employee will be required to travel to New Zealand once per month on average. The secondment agreement between Employee and PDIL is terminated by mutual agreement pursuant to this amendment. The Company will pay the expense associated with determining the financial aspects of the secondment on Company and Employee, and any compensation to be exchanged between Company and Employee as a result thereof.

4.             Compensation. Section 4.1 of the Initial Agreement is hereby amended and restated in full to read as follows, effective March 1, 2010:

Base Salary. Beginning March 1, 2010. Employee shall receive a Base Salary of One Hundred Twenty Five Thousand Dollars ($125,000.) per year, payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. Employee will be expected to devote ten full days of work per month to Company. In any calendar month in which Employee works twelve full days, Employee shall receive an additional $1,000 salary supplement, which shall be paid with the next payroll. Employee will not be paid any additional compensation for working more than twelve days per calendar month, unless he first obtains approval from the Chairman of the Compensation Committee to work additional days, in which case Employee will be paid $1,000 for each additional day above twelve worked in any month, to be paid with the next payroll, in the event Employee's employment under this Agreement is terminated by either party, for any reason. Employee will earn the Base Salary prorated to the date of termination and will be subject to the provisions regarding termination set forth below in section 8.

5.             Bonus. Section 4.2 of the Initial Agreement is hereby amended and restated in full to read as follows, effective March 1, 2010:

Performance-Based Compensation Bonus. Employee will be eligible for consideration to receive performance-based compensation {"Bonus") from time to time, after consideration of Employee's contributions, and the Company's standing. The Board shall determine, in its sole and absolute discretion, the amount, if any. Bonus to be paid. The Board will consider the appropriateness of awarding Bonus compensation to Employee at least annually and will solicit Employee's input to the decision. There is no minimum guaranteed bonus, and the maximum potential Bonus Employee will be eligible to earn on an annual basis is one-half of Employee's annual salary, or Sixty-two Thousand. Five Hundred Dollars ($62,500). payable at the Employee's election in either cash, a common stock award under the Company's 2006 Stock Incentive Plan (the "Stock Plan") or a combination of both. In the event that Company consummates a transaction involving a change of ownership of the company, the Board, in its sole and absolute discretion, will consider whether to provide Employee with additional bonus compensation that is not subject to the maximum potential Bonus stated above. Any earned bonus will be paid in accordance with normal company policy and procedure.

6.             Vacation. Section 5 of the Initial Agreement is hereby amended and restated in full to read as follows, effective March 1, 2010:

Customary Fringe Benefits. Employee will be eligible for all customary and usual fringe benefits, including medical, dental and vision coverage, or reimbursement of the cost of coverage comparable to the benefits provided under the Company's plan, if covered outside of the Company's plan, generally available to employees of Company subject to the terms and conditions of Company's benefit plan documents and policies. In addition. Employee shall be entitled to accrue two (2) weeks of paid vacation on an annual basis, subject to the Company's vacation policy. The Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Employee. The Company will also maintain D&O coverage.

7.             Business Expenses. Section 6 of the Initial Agreement is hereby amended and restated in full to read as follows, effective March 1, 2010:

Business Expenses. Employee will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Employee's duties on behalf of Company, including but not limited to Employee's business related cellular phone and internet charges and the reasonable costs of airfare, hotel, ground transportation and meals for one trip to New Zealand per month for the performance of work duties. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company's policies. Any reimbursement Employee is entitled to receive shall (a) be paid in accordance with the company's normal policy and procedures but in any event no later than the last day of Employee's tax year following the tax year in which the expense was incurred. (b) not be affected by any other expenses that are eligible for reimbursement in any tax year and (c) not be subject to liquidation or exchange for another benefit.

8.             Other Activities. Section 7 of the Initial Agreement is hereby amended and restated in full to read as follows, effective March 1, 2010:

No Conflict of Interest. During Employee's employment with Company. Employee must not engage in any work, paid or unpaid, that creates an actual confiict of interest with Company. Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during Employee's employment with Company, as may be determined by Company in its sole discretion. If Company believes such a conflict exists, Company may ask Employee to choose to discontinue the other work or resign employment with Company.

Notwithstanding the above, Employee may continue to serve on the boards of directors of two entities on which he currently serves so long as such service does not interfere with Employee's duties to the Company. In addition. Employee may pursue part-time opportunities with other entities, provided that such entities do no compete with Company, or otherwise conflict with Employee's duties to Company.

9.             Termination of Employment. Section 8.4 of the Initial Agreement and Section 8.5 of the February 20, 2009 Amendment to that Initial Agreement, are hereby amended and restated in full to read as follows, effective March 1, 2010:

Termination by the Company Without Cause. If Employee's employment is terminated by the Company Without Cause (as defined in Section 8.6 below) and the Employee executes a full general release in a form reasonably acceptable to the Board, releasing all claims, known or unknown, that Employee may have against Company and any of its subsidiaries or agents and such release has become effective in accordance with its terms prior to the 30th day following the effective date of such termination, then, the Company shall pay to Employee, in accordance with the Company's regular payroll schedule, commencing with the first payroll date occurring at least 30 days following such effective date, an amount equal to Employee's Base Salary rate slated in the Initial Agreement for a period of six (6) months, payable to Employee in equal installments (the "Severance Period'"), and the Company and Employee agree that for purposes of Section 409A, the payments pursuant to this Section 8.4 shall be treated as a right to a series of separate payments. The Company will take steps to ensure that sufficient cash is "restricted" to cover this obligation.

Termination Without Cause Following a Change of Control. If Employee's employment with the Company is terminated Without Cause on or within twelve (12) months following the effective date of a Change of Control (as defined below), then subject to Employee's execution of a full general release in a form reasonably acceptable to the Board, releasing all claims, known or unknown, that Employee may have against Company and any of its subsidiaries or agents, and such release has become effective in accordance with its terms prior to the 30th day following the effective date of such termination, then: (a) the Company shall pay to Employee, in accordance with the Company's regular payroll schedule, commencing with the first payroll date occurring at least 30 days following the Termination Date, an amount equal to Employee's Base Salary rate stated in the Initial Agreement for a period of six (6) months, payable to Employee in equal installments for the Severance Period; and (b) Employee shall become vested in 100% of the shares subject to his Option and any subsequent options to purchase the Company's common stock granted to him.

10.           Application of Section 409A.

(a)           Notwithstanding anything set forth in the Agreement, as amended hereby (the ''Second Amendment'') to the contrary, no amount payable pursuant to the Second Amendment which constitutes a "deferral of compensation" within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the "Section 409A Regulations") shall be paid unless and until Employee has incurred a "separation from service" within the meaning of the Section 409A Regulations. Furthermore, to the extent that Employee is a "specified employee" within the meaning of the Section 409A Regulations as of the date of Employee's separation from service, no amount that constitutes a deferral of compensation which is payable on account of Employee's separation from service shall paid to Employee before the date (the "Delayed Payment Date") which is first day of the seventh month after the date of Employee's separation from service or, if earlier, the date of Employee's death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(b)           The Company intends that income provided to Employee pursuant to the Second Amendment will not be subject to taxation under Section 409A of the Code. The provisions of the Second Amendment shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to Employee pursuant to the Amended Agreement. In any event, except for the Company's responsibility to withhold applicable income and employment taxes from compensation paid or provided to Employee, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Employee pursuant to the Second Amendment.

11.           Continuation of Other Terms. Except as set forth herein, all other terms and conditions of the Initial Agreement and the February 20, 2009 Amendment to that Initial Agreement shall remain in full force and effect.

PureDepth, Inc.	Acknowledged, Accepted and Agreed

/s/ Mark Kalow	/s/ Andrew Wood
Member, Board of Directors Compensation Committee	Andrew L. Wood

CONTACT:
Zac Rivera
Maloney & Fox for Pure Depth
+1 646 356 8312
zrivera@maloneyfox.com

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